Table of Contents Exhibit 99.1

GENESIS ENERGY, L.P.

Table of Contents Exhibit 99.1

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
GENESIS ENERGY, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except units)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,138	$9,462
Accounts receivable - trade, net	202,632	271,529
Inventories	63,802	46,829
Other	30,368	27,546
Total current assets	307,940	355,366
FIXED ASSETS, at cost	2,017,239	1,899,058
Less: Accumulated depreciation	(287,077)	(268,057)
Net fixed assets	1,730,162	1,631,001
NET INVESTMENT IN DIRECT FINANCING LEASES, net of unearned income	144,458	145,959
EQUITY INVESTEES	620,147	628,780
INTANGIBLE ASSETS, net of amortization	79,918	82,931
GOODWILL	325,046	325,046
OTHER ASSETS, net of amortization	64,469	61,291
TOTAL ASSETS	$3,272,140	$3,230,374
LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable - trade	$203,298	$245,405
Accrued liabilities	139,273	117,740
Total current liabilities	342,571	363,145
SENIOR SECURED CREDIT FACILITY	648,400	550,400
SENIOR UNSECURED NOTES	1,050,604	1,050,639
DEFERRED TAX LIABILITIES	19,363	18,754
OTHER LONG-TERM LIABILITIES	18,326	18,233
COMMITMENTS AND CONTINGENCIES (Note 15)
PARTNERS’ CAPITAL:
Common unitholders, 95,029,218 units issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1,192,876	1,229,203
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$3,272,140	$3,230,374
The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

Table of Contents Exhibit 99.1

GENESIS ENERGY, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2015	2014
REVENUES:
Pipeline transportation services	19,858	20,920
Refinery services	46,124	54,193
Marine transportation	57,371	56,293
Supply and logistics	403,504	888,313
Total revenues	526,857	1,019,719
COSTS AND EXPENSES:
Supply and logistics product costs	370,918	849,262
Supply and logistics operating costs	25,239	27,318
Marine transportation operating costs	31,594	35,774
Refinery services operating costs	27,027	33,195
Pipeline transportation operating costs	6,914	7,478
General and administrative	13,221	12,010
Depreciation and amortization	27,125	19,280
Total costs and expenses	502,038	984,317
OPERATING INCOME	24,819	35,402
Equity in earnings of equity investees	15,519	7,818
Interest expense	(19,215)	(12,804)
Income before income taxes	21,123	30,416
Income tax expense	(908)	(641)
NET INCOME	$20,215	$29,775
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.21	$0.34
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	95,029	88,691
The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

Table of Contents Exhibit 99.1

GENESIS ENERGY, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(In thousands)

	Number of Common Units		Partners’ Capital
	2015	2014	2015	2014
Partners’ capital, January 1	95,029	88,691	$1,229,203	$1,097,737
Net income	—	—	20,215	29,775
Cash distributions	—	—	(56,542)	(47,453)
Partners' capital, March 31	95,029	88,691	$1,192,876	$1,080,059
The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

Table of Contents Exhibit 99.1

GENESIS ENERGY, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,215	$29,775
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	27,125	19,280
Amortization of debt issuance costs and premium	1,247	1,104
Amortization of unearned income and initial direct costs on direct financing leases	(3,805)	(3,977)
Payments received under direct financing leases	5,167	5,315
Equity in earnings of investments in equity investees	(15,519)	(7,818)
Cash distributions of earnings of equity investees	18,075	9,944
Non-cash effect of equity-based compensation plans	3,161	2,886
Deferred and other tax liabilities (benefits)	608	341
Unrealized loss (gain) on derivative transactions	1,534	(3,911)
Other, net	(1,279)	231
Net changes in components of operating assets and liabilities (Note 12)	5,936	52,918
Net cash provided by operating activities	62,465	106,088
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to acquire fixed and intangible assets	(111,504)	(104,254)
Cash distributions received from equity investees - return of investment	7,827	2,636
Investments in equity investees	(1,750)	(10,709)
Proceeds from asset sales	1,768	72
Other, net	29	(1,270)
Net cash used in investing activities	(103,630)	(113,525)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on senior secured credit facility	226,200	249,900
Repayments on senior secured credit facility	(128,200)	(192,200)
Distributions to common unitholders	(56,542)	(47,453)
Other, net	1,383	—
Net cash provided by financing activities	42,841	10,247
Net increase in cash and cash equivalents	1,676	2,810
Cash and cash equivalents at beginning of period	9,462	8,866
Cash and cash equivalents at end of period	$11,138	$11,676
The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation and Consolidation
Organization
We are a growth-oriented master limited partnership formed in Delaware in 1996 and focused on the midstream segment of the oil and gas industry in the Gulf Coast region of the United States, primarily Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and in the Gulf of Mexico. We have a diverse portfolio of assets, including pipelines, refinery-related plants, storage tanks and terminals, railcars, rail loading and unloading facilities, barges and trucks. We were formed in 1996 and are owned 100% by our limited partners. Genesis Energy, LLC, our general partner, is a wholly-owned subsidiary. Our general partner has sole responsibility for conducting our business and managing our operations. We conduct our operations and own our operating assets through our subsidiaries and joint ventures. We manage our businesses through the following five divisions that constitute our reportable segments:

•	Onshore pipeline transportation of crude oil and, to a lesser extent, carbon dioxide (or "CO2");

•	Offshore pipeline transportation of crude oil in the Gulf of Mexico;

•
Refinery services involving processing of high sulfur (or “sour”) gas streams for refineries to remove the sulfur, and selling the related by-product, sodium hydrosulfide (or “NaHS”, commonly pronounced "nash");

•	Marine transportation to provide waterborne transportation of petroleum products and crude oil throughout North America; and

•	Supply and logistics services, which include terminaling, blending, storing, marketing and transporting crude oil and petroleum products and, on a smaller scale, CO2.
Basis of Presentation and Consolidation
The accompanying Unaudited Condensed Consolidated Financial Statements include Genesis Energy, L.P. and its subsidiaries, including Genesis Energy, LLC, our general partner.
Our results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the fiscal year. The Condensed Consolidated Financial Statements included herein have been prepared by us without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they reflect all adjustments (which consist solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial results for interim periods. Certain information and notes normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures are adequate to make the information presented not misleading when read in conjunction with the information contained in the periodic reports we file with the SEC pursuant to the Securities Exchange Act of 1934, including the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014.
Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.
2. Recent Accounting Developments
Recently Issued
In April 2015, the Financial Accounting Standards Board ("FASB") issued guidance that will require the presentation of debt issuance costs in financial statements as a direct reduction of related debt liabilities with amortization of debt issuance costs reported as interest expense. Under current U.S. GAAP standards, debt issuance costs are reported as deferred charges (i.e., as an asset). This guidance is effective for annual periods, and interim periods within those fiscal years, beginning after December 15, 2015 and is to be applied retrospectively upon adoption. Early adoption is permitted, including adoption in an interim period for financial statements that have not been previously issued. We are currently evaluating this guidance.
In May 2014, the FASB issued revised guidance on revenue from contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard provides a five-step analysis for transactions to determine when and how revenue is recognized. The guidance permits the use of either a full retrospective or a modified retrospective approach.

Table of Contents Exhibit 99.1

In April 2015, the FASB proposed deferring the effective date of this standard by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also proposed permitting early adoption of the standard, but not before the original effective date of December 15, 2016. We are evaluating the transition methods and the impact of the amended guidance on our financial position, results of operations and related disclosures.
3. Acquisition and Divestiture
Acquisition
M/T American Phoenix
On November 13, 2014, we acquired the M/T American Phoenix from Mid Ocean Tanker Company for $157 million. The M/T American Phoenix is a modern double-hulled, Jones Act qualified tanker with 330,000 barrels of cargo capacity that was placed into service during 2012.
The purchase price of $157 million was paid to Mid Ocean Tanker Company in cash, as funded with proceeds from available and committed liquidity under our $1 billion revolving credit facility. We have reflected the financial results of the acquired business in our marine transportation segment from the date of acquisition. We have recorded the assets acquired in the Consolidated Financial Statements at their fair values. Those fair values were developed by management.
The allocation of the purchase price, as presented on our Consolidated Balance Sheet, is summarized as follows:

Property and equipment	$125,000
Intangible assets	32,000
Total purchase price	$157,000
Our Consolidated Financial Statements include the results of our acquired offshore marine transportation business since November 13, 2014, the effective closing date of the acquisition. The following table presents selected financial information included in our Consolidated Financial Statements for the periods presented:

Three Months Ended March 31,
2015
Revenues	$5,580
Net income	$1,397
The table below presents selected unaudited pro forma financial information incorporating the historical results of our M/T American Phoenix. The pro forma financial information below has been prepared as if the acquisition had been completed on January 1, 2014 and is based upon assumptions deemed appropriate by us and may not be indicative of actual results. Depreciation expense for the fixed assets acquired is calculated on a straight-line basis over an estimated useful life of approximately 30 years.

Three Months Ended March 31,
2014
Pro forma consolidated financial operating results:
Revenues	$1,024,570
Net Income	$31,073

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Inventories
The major components of inventories were as follows:

	March 31, 2015	December 31, 2014
Petroleum products	$26,791	$30,108
Crude oil	30,043	7,266
Caustic soda	2,392	2,850
NaHS	4,573	6,603
Other	3	2
Total	$63,802	$46,829
Inventories are valued at the lower of cost or market. The market value of inventories was below recorded costs by approximately $0.2 million and $6.6 million at March 31, 2015 and December 31, 2014, respectively; therefore we reduced the value of inventory in our Unaudited Condensed Consolidated Financial Statements for this difference.
5. Fixed Assets
Fixed Assets
Fixed assets consisted of the following:

	March 31, 2015	December 31, 2014
Pipelines and related assets	$473,854	$466,613
Machinery and equipment	382,046	376,672
Transportation equipment	17,983	18,479
Marine vessels	736,638	731,016
Land, buildings and improvements	38,244	38,037
Office equipment, furniture and fixtures	6,866	6,696
Construction in progress	318,890	222,233
Other	42,718	39,312
Fixed assets, at cost	2,017,239	1,899,058
Less: Accumulated depreciation	(287,077)	(268,057)
Net fixed assets	$1,730,162	$1,631,001
Our depreciation expense for the periods presented was as follows:

	Three Months Ended March 31,
	2015	2014
Depreciation expense	$22,037	$15,277
6. Equity Investees
We account for our ownership in our joint ventures under the equity method of accounting. The price we pay to acquire an ownership interest in a company may exceed the underlying book value of the capital accounts we acquire. Such excess cost amounts are included within the carrying values of our equity investees. At March 31, 2015 and December 31, 2014, the unamortized excess cost amounts totaled $212.8 million and $215.4 million, respectively. We amortize the excess cost as a reduction in equity earnings in a manner similar to depreciation.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information included in our Unaudited Condensed Consolidated Financial Statements related to our equity investees.

	Three Months Ended March 31,
	2015	2014
Genesis’ share of operating earnings	$18,260	$10,401
Amortization of excess purchase price	(2,741)	(2,583)
Net equity in earnings	$15,519	$7,818
Distributions received	$25,902	$12,580
The following tables present the combined unaudited balance sheet and income statement information (on a 100% basis) of our equity investees:

	March 31, 2015	December 31, 2014
BALANCE SHEET DATA:
Assets
Current assets	$44,834	$42,135
Fixed assets, net	1,003,359	1,015,305
Other assets	3,181	4,369
Total assets	$1,051,374	$1,061,809
Liabilities and equity
Current liabilities	$29,232	$25,369
Other liabilities	202,623	202,613
Equity	819,519	833,827
Total liabilities and equity	$1,051,374	$1,061,809

	Three Months Ended March 31,
	2015	2014
INCOME STATEMENT DATA:
Revenues	$72,090	$49,824
Operating income	$48,113	$30,475
Net income	$46,917	$29,706

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Intangible Assets
The following table summarizes the components of our intangible assets at the dates indicated:

	March 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Carrying Value	Gross Carrying Amount	Accumulated Amortization	Carrying Value
Refinery Services:
Customer relationships	$94,654	$82,981	$11,673	$94,654	$81,880	$12,774
Licensing agreements	38,678	29,661	9,017	38,678	28,983	9,695
Segment total	133,332	112,642	20,690	133,332	110,863	22,469
Supply & Logistics:
Customer relationships	35,430	30,601	4,829	35,430	30,228	5,202
Intangibles associated with lease	13,260	3,631	9,629	13,260	3,512	9,748
Segment total	48,690	34,232	14,458	48,690	33,740	14,950
Marine contract intangibles	32,000	2,083	29,917	32,000	833	31,167
Other	23,821	8,968	14,853	22,797	8,452	14,345
Total	$237,843	$157,925	$79,918	$236,819	$153,888	$82,931
Our amortization of intangible assets for the periods presented was as follows:

	Three Months Ended March 31,
	2015	2014
Amortization of intangible assets	$4,037	$3,145
We estimate that our amortization expense for the next five years will be as follows:

Remainder of	2015	$13,922
	2016	$15,613
	2017	$14,450
	2018	$12,334
	2019	$8,021
8. Debt
Our obligations under debt arrangements consisted of the following:

	March 31, 2015	December 31, 2014
Senior secured credit facility	$648,400	$550,400
7.875% senior unsecured notes (including unamortized premium of $604 and $639 in 2015 and 2014, respectively)	350,604	350,639
5.750% senior unsecured notes	350,000	350,000
5.625% senior unsecured notes	350,000	350,000
Total long-term debt	$1,699,004	$1,601,039
As of March 31, 2015, we were in compliance with the financial covenants contained in our credit agreement and senior unsecured notes indentures.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Senior Secured Credit Facility
The key terms for rates under our $1 billion senior secured credit facility, which are dependent on our leverage ratio (as defined in the credit agreement), are as follows:
•The applicable margin varies from 1.50% to 2.50% on Eurodollar borrowings and from 0.50% to 1.50% on alternate base rate borrowings.
•Letter of credit fees range from 1.50% to 2.50%
•The commitment fee on the unused committed amount will range from 0.250% to 0.375%.
•The accordion feature was increased from $300 million to $500 million, giving us the ability to expand the size of the facility up to $1.5 billion for acquisitions or growth projects, subject to lender consent.
At March 31, 2015, we had $648.4 million borrowed under our $1 billion credit facility, with $48.3 million of the borrowed amount designated as a loan under the inventory sublimit. The credit agreement allows up to $100 million of the capacity to be used for letters of credit, of which $11.2 million was outstanding at March 31, 2015. Due to the revolving nature of loans under our credit facility, additional borrowings and periodic repayments and re-borrowings may be made until the maturity date. The total amount available for borrowings under our credit facility at March 31, 2015 was $340.4 million.
9. Partners’ Capital and Distributions
At March 31, 2015, our outstanding common units consisted of 94,989,221 Class A units and 39,997 Class B units.
On April 10, 2015, we issued 4,600,000 Class A common units in a public offering at a price of $44.42 per unit, which included the exercise by the underwriters of an option to purchase up to 600,000 additional common units from us. We received proceeds, net of underwriting discounts and offering costs, of approximately $198 million from that offering. We intend to use the net proceeds for general partnership purposes, including funding acquisitions (including organic growth projects) or repaying a portion of the borrowings outstanding under our revolving credit facility.
Distributions
We paid or will pay the following distributions in 2014 and 2015:

Distribution For	Date Paid		Per Unit Amount	Total Amount
2014
1st Quarter	May 15, 2014		$0.5500	$48,783
2nd Quarter	August 14, 2014		$0.5650	$50,114
3rd Quarter	November 14, 2014		$0.5800	$54,112
4th Quarter	February 13, 2015		$0.5950	$56,542
2015
1st Quarter	May 15, 2015	(1)	$0.6100	$60,774	(2)
(1) This distribution will be paid to unitholders of record as of May 1, 2015.
(2) Includes holders of units issued on April 10, 2015.
10. Business Segment Information
In the fourth quarter of 2014, we reorganized our operating segments as a result of a change in the way our Chief Executive Officer, who is our chief operating decision maker, evaluates the performance of operations, develops strategy and allocates resources. The results of our marine transportation activities, formerly reported in the Supply and Logistics Segment, are now reported in our Marine Transportation Segment. In addition, the results of our offshore and onshore pipeline transportation activities, formerly reported in the Pipeline Transportation Segment, are now reported separately in our Onshore Pipeline Transportation Segment and Offshore Pipeline Transportation Segments. Our disclosures related to prior periods have been recast to reflect our reorganized segments.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As a result of the above changes, we currently manage our businesses through five divisions that constitute our reportable segments:

•	Onshore Pipeline Transportation – transportation of crude oil, and to a lesser extent, CO2;

•	Offshore Pipeline Transportation – offshore transportation of crude oil in the Gulf of Mexico;

•	Refinery Services – processing high sulfur (or “sour”) gas streams as part of refining operations to remove the sulfur and selling the related by-product, NaHS;

•	Marine Transportation – marine transportation to provide waterborne transportation of petroleum products and crude oil throughout North America; and

•
Supply and Logistics – terminaling, blending, storing, marketing and transporting crude oil and petroleum products (primarily fuel oil, asphalt, and other heavy refined products) and, on a smaller scale, CO2.

Substantially all of our revenues are derived from, and substantially all of our assets are located in, the United States.
We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our legacy stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases.
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes, where relevant, and capital investment.
Segment information for the periods presented below was as follows:

	Onshore Pipeline Transportation	Offshore Pipeline Transportation	Refinery Services	Marine Transportation	Supply & Logistics	Total
Three Months Ended March 31, 2015
Segment Margin (a)	$14,323	$25,198	$19,160	$25,693	$9,747	$94,121
Capital expenditures (b)	$68,591	$2,053	$1,212	$16,576	$36,776	$125,208
Revenues:
External customers	$15,831	$790	$48,435	$54,640	$407,161	$526,857
Intersegment (c)	3,237	—	(2,311)	2,731	(3,657)	—
Total revenues of reportable segments	$19,068	$790	$46,124	$57,371	$403,504	$526,857
Three Months Ended March 31, 2014
Segment Margin (a)	$14,689	$13,403	$20,872	$20,457	$7,930	$77,351
Capital expenditures (b)	$23,896	$10,384	$302	$10,959	$57,237	$102,778
Revenues:
External customers	$15,503	$947	$57,107	$51,090	$895,072	$1,019,719
Intersegment (c)	4,470	—	(2,914)	5,203	(6,759)	—
Total revenues of reportable segments	$19,973	$947	$54,193	$56,293	$888,313	$1,019,719
Total assets by reportable segment were as follows:

	March 31, 2015	December 31, 2014
Onshore pipeline transportation	$491,072	$460,012
Offshore pipeline transportation	637,412	645,668
Refinery services	401,164	403,703
Marine transportation	744,797	745,128
Supply and logistics	934,699	907,189
Other assets	62,996	68,674
Total consolidated assets	3,272,140	3,230,374

(a)	A reconciliation of Segment Margin to net income for the periods is presented below.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(b)
Capital expenditures include maintenance and growth capital expenditures, such as fixed asset additions (including enhancements to existing facilities and construction of growth projects) as well as acquisitions of businesses and interests in equity investees. In addition to construction of growth projects, capital spending in our pipeline transportation segment included $1.8 million during the three months ended March 31, 2015 and $10.4 million during the three months ended March 31, 2014 representing capital contributions to our SEKCO equity investee to fund our share of the construction costs for its pipeline.

(c)	Intersegment sales were conducted under terms that we believe were no more or less favorable than then-existing market conditions.
Reconciliation of Segment Margin to net income:

	Three Months Ended March 31,
	2015	2014
Segment Margin	$94,121	$77,351
Corporate general and administrative expenses	(12,299)	(11,061)
Depreciation and amortization	(27,125)	(19,280)
Interest expense	(19,215)	(12,804)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income (1)	(10,383)	(5,777)
Non-cash items not included in Segment Margin	(2,614)	3,325
Cash payments from direct financing leases in excess of earnings	(1,362)	(1,338)
Income tax expense	(908)	(641)
Net income	20,215	29,775

(1)	Includes distributions attributable to the quarter and received during or promptly following such quarter.
11. Transactions with Related Parties
Sales, purchases and other transactions with affiliated companies, in the opinion of management, are conducted under terms no more or less favorable than then-existing market conditions. The transactions with related parties were as follows:

	Three Months Ended March 31,
	2015	2014
Revenues:
Sales of CO2 to Sandhill Group, LLC (1)	$699	$655
Costs and expenses:
Amounts paid to our CEO in connection with the use of his aircraft	$195	$150

(1)	We own a 50% interest in Sandhill Group, LLC.
Amount due from Related Party
At March 31, 2015 and December 31, 2014 Sandhill Group, LLC owed us $0.2 million and $0.3 million, respectively, for purchases of CO2.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Supplemental Cash Flow Information
The following table provides information regarding the net changes in components of operating assets and liabilities.

	Three Months Ended March 31,
	2015	2014
(Increase) decrease in:
Accounts receivable	$70,903	$60,046
Inventories	(16,973)	(11,700)
Deferred charges	(3,103)	—
Other current assets	(4,722)	41,623
Increase (decrease) in:
Accounts payable	(37,826)	(1,867)
Accrued liabilities	(2,343)	(35,184)
Net changes in components of operating assets and liabilities	5,936	52,918
Payments of interest and commitment fees, net of amounts capitalized, were $14.2 million and $14.0 million for the three months ended March 31, 2015 and March 31, 2014, respectively. We capitalized interest of $3.0 million and $4.1 million during the three months ended March 31, 2015 and March 31, 2014.
At March 31, 2015 and March 31, 2014, we had incurred liabilities for fixed and intangible asset additions totaling $73.7 million and $41.6 million, respectively, that had not been paid at the end of the first quarter, and, therefore, were not included in the caption “Payments to acquire fixed and intangible assets” under Cash Flows from Investing Activities in the Unaudited Condensed Consolidated Statements of Cash Flows.
At March 31, 2015 we had incurred liabilities for other asset additions totaling $12.0 million, that had not been paid at the end of the first quarter and, therefore, were not included in the caption "Other, net" under Cash Flows from Investing Activities in the Unaudited Condensed Consolidated Statements of Cash Flows.
13. Derivatives
Commodity Derivatives
We have exposure to commodity price changes related to our inventory and purchase commitments. We utilize derivative instruments (primarily futures and options contracts traded on the NYMEX) to hedge our exposure to commodity prices, primarily of crude oil, fuel oil and petroleum products. Our decision as to whether to designate derivative instruments as fair value hedges for accounting purposes relates to our expectations of the length of time we expect to have the commodity price exposure and our expectations as to whether the derivative contract will qualify as highly effective under accounting guidance in limiting our exposure to commodity price risk. Most of the petroleum products, including fuel oil that we supply, cannot be hedged with a high degree of effectiveness with derivative contracts available on the NYMEX; therefore, we do not designate derivative contracts utilized to limit our price risk related to these products as hedges for accounting purposes. Typically we utilize crude oil and other petroleum products futures and option contracts to limit our exposure to the effect of fluctuations in petroleum products prices on the future sale of our inventory or commitments to purchase petroleum products, and we recognize any changes in fair value of the derivative contracts as increases or decreases in our cost of sales. The recognition of changes in fair value of the derivative contracts not designated as hedges for accounting purposes can occur in reporting periods that do not coincide with the recognition of gain or loss on the actual transaction being hedged. Therefore we will, on occasion, report gains or losses in one period that will be partially offset by gains or losses in a future period when the hedged transaction is completed.
We have designated certain crude oil futures contracts as hedges of crude oil inventory due to our expectation that these contracts will be highly effective in hedging our exposure to fluctuations in crude oil prices during the period that we expect to hold that inventory. We account for these derivative instruments as fair value hedges under the accounting guidance. Changes in the fair value of these derivative instruments designated as fair value hedges are used to offset related changes in the fair value of the hedged crude oil inventory. Any hedge ineffectiveness in these fair value hedges and any amounts excluded from effectiveness testing are recorded as a gain or loss in the consolidates statements of operations.
In accordance with NYMEX requirements, we fund the margin associated with our loss positions on commodity derivative contracts traded on the NYMEX. The amount of the margin is adjusted daily based on the fair value of the commodity contracts. The margin requirements are intended to mitigate a party's exposure to market volatility and the

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

associated contracting party risk. We offset fair value amounts recorded for our NYMEX derivative contracts against margin funding as required by the NYMEX in Current Assets - Other in our Consolidated Balance Sheets.
At March 31, 2015, we had the following outstanding derivative commodity contracts that were entered into to economically hedge inventory or fixed price purchase commitments.

	Sell (Short) Contracts	Buy (Long) Contracts
Designated as hedges under accounting rules:
Crude oil futures:
Contract volumes (1,000 bbls)	520	—
Weighted average contract price per bbl	$47.47	$—

Not qualifying or not designated as hedges under accounting rules:
Crude oil futures:
Contract volumes (1,000 bbls)	353	276
Weighted average contract price per bbl	$52.02	$54.27
Crude oil swaps:
Contract volumes (1,000 bbls)	670	—
Weighted average contract price per bbl	$2.89	$—
#6 Fuel oil futures:
Contract volumes (1,000 bbls)	340	95
Weighted average contract price per bbl	$45.46	$44.95
Crude oil options:
Contract volumes (1,000 bbls)	85	40
Weighted average premium received	$2.36	$0.17
Financial Statement Impacts
Unrealized gains are subtracted from net income and unrealized losses are added to net income in determining cash flows from operating activities. To the extent that we have fair value hedges outstanding, the offsetting change recorded in the fair value of inventory is also eliminated from net income in determining cash flows from operating activities. Changes in margin deposits necessary to fund unrealized losses also affect cash flows from operating activities.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following tables reflect the estimated fair value gain (loss) position of our derivatives at March 31, 2015 and December 31, 2014:
Fair Value of Derivative Assets and Liabilities

	Unaudited Condensed Consolidated Balance Sheets Location	Fair Value
		March 31, 2015	December 31, 2014
Asset Derivatives:
Commodity derivatives - futures and call options (undesignated hedges):
Gross amount of recognized assets	Current Assets - Other	$839	$16,383
Gross amount offset in the Unaudited Condensed Consolidated Balance Sheets	Current Assets - Other	(839)	(2,310)
Net amount of assets presented in the Unaudited Condensed Consolidated Balance Sheets		$—	$14,073
Commodity derivatives - futures and call options (designated hedges):
Gross amount of recognized assets	Current Assets - Other	$61	$—
Gross amount offset in the Unaudited Condensed Consolidated Balance Sheets	Current Assets - Other	(61)	—
Net amount of assets presented in the Unaudited Condensed Consolidated Balance Sheets		$—	$—
Liability Derivatives:
Commodity derivatives - futures and call options (undesignated hedges):
Gross amount of recognized liabilities	Current Assets - Other (1)	$(2,067)	$(2,310)
Gross amount offset in the Unaudited Condensed Consolidated Balance Sheets	Current Assets - Other (1)	2,067	2,310
Net amount of liabilities presented in the Unaudited Condensed Consolidated Balance Sheets		$—	$—
Commodity derivatives - futures and call options (designated hedges):
Gross amount of recognized liabilities	Current Assets - Other (1)	$(797)	$—
Gross amount offset in the Unaudited Condensed Consolidated Balance Sheets	Current Assets - Other (1)	797	—
Net amount of liabilities presented in the Unaudited Condensed Consolidated Balance Sheets		$—	$—

(1)	These derivative liabilities have been funded with margin deposits recorded in our Unaudited Condensed Consolidated Balance Sheets under Current Assets - Other.

Our accounting policy is to offset derivative assets and liabilities executed with the same counterparty when a master netting arrangement exists.  Accordingly, we also offset derivative assets and liabilities with amounts associated with cash margin.  Our exchange-traded derivatives are transacted through brokerage accounts and are subject to margin requirements as established by the respective exchange.  On a daily basis, our account equity (consisting of the sum of our cash balance and the fair value of our open derivatives) is compared to our initial margin requirement resulting in the payment or return of variation margin.  As of March 31, 2015, we had a net broker receivable of approximately $6.2 million (consisting of initial margin of $5.3 million increased by $0.9 million of variation margin).  As of December 31, 2014, we had a net broker receivable of approximately $2.8 million (consisting of initial margin of $2.4 million increased by $0.3 million of variation margin).  At March 31, 2015 and December 31, 2014, none of our outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to us upon any change in our credit ratings.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Effect on Operating Results

		Amount of Gain (Loss) Recognized in Income
	Unaudited Condensed Consolidated Statements of Operations Location	Three Months Ended March 31,
		2015	2014
Commodity derivatives - futures and call options:
Contracts designated as hedges under accounting guidance	Supply and logistics product costs	$2,186	$—
Contracts not considered hedges under accounting guidance	Supply and logistics product costs	(805)	2,769
Total commodity derivatives		$1,381	$2,769
14. Fair-Value Measurements
We classify financial assets and liabilities into the following three levels based on the inputs used to measure fair value:

(1)	Level 1 fair values are based on observable inputs such as quoted prices in active markets for identical assets and liabilities;

(2)
Level 2 fair values are based on pricing inputs other than quoted prices in active markets for identical assets and liabilities and are either directly or indirectly observable as of the measurement date; and

(3)	Level 3 fair values are based on unobservable inputs in which little or no market data exists.
As required by fair value accounting guidance, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
Our assessment of the significance of a particular input to the fair value requires judgment and may affect the placement of assets and liabilities within the fair value hierarchy levels.
The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2015 and December 31, 2014.

	Fair Value at			Fair Value at
	March 31, 2015			December 31, 2014
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Commodity derivatives:
Assets	$900	$—	$—	$16,383	$—	$—
Liabilities	$(2,864)	$—	$—	$(2,310)	$—	$—
Our commodity derivatives include exchange-traded futures and exchange-traded options contracts. The fair value of these exchange-traded derivative contracts is based on unadjusted quoted prices in active markets and is, therefore, included in Level 1 of the fair value hierarchy.
See Note 13 for additional information on our derivative instruments.
Other Fair Value Measurements
We believe the debt outstanding under our credit facility approximates fair value as the stated rate of interest approximates current market rates of interest for similar instruments with comparable maturities. At both March 31, 2015 and December 31, 2014, our senior unsecured notes had a carrying value of $1.1 billion and a fair value of $1.0 billion. The fair value of the senior unsecured notes is determined based on trade information in the financial markets of our public debt and is considered a Level 2 fair value measurement.
15. Contingencies
We are subject to various environmental laws and regulations. Policies and procedures are in place to monitor compliance and to detect and address any releases of crude oil from our pipelines or other facilities; however, no assurance can be made that such environmental releases may not substantially affect our business.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We are subject to lawsuits in the normal course of business and examination by tax and other regulatory authorities. We do not expect such matters presently pending to have a material effect on our financial position, results of operations, or cash flows.
16. Condensed Consolidating Financial Information
Our $1.05 billion aggregate principal amount of senior unsecured notes co-issued by Genesis Energy, L.P. and Genesis Energy Finance Corporation are fully and unconditionally guaranteed jointly and severally by all of Genesis Energy, L.P.’s current and future 100% owned domestic subsidiaries, except Genesis Free State Pipeline, LLC, Genesis NEJD Pipeline, LLC and certain other minor subsidiaries. Genesis NEJD Pipeline, LLC is 100% owned by Genesis Energy, L.P., the parent company. The remaining non-guarantor subsidiaries are owned by Genesis Crude Oil, L.P., a guarantor subsidiary. Genesis Energy Finance Corporation has no independent assets or operations. See Note 8 for additional information regarding our consolidated debt obligations.
During the second quarter of 2015, the Company took actions related to certain non-guarantor subsidiaries that resulted in these subsidiaries previously categorized as non-guarantor becoming wholly owned guarantor subsidiaries. The changes made to guarantor subsidiaries did not impact the Company's previously reported consolidated revenues, operating income or net income. The condensed consolidating balance sheet as of March 31, 2015 and December 31, 2014 and the condensed consolidating statements of operations and cash flows for the three months ended March 31, 2015 and 2014 have been retrospectively adjusted to reflect these updates to our guarantor subsidiaries.
The following is condensed consolidating financial information for Genesis Energy, L.P., the guarantor subsidiaries and the non-guarantor subsidiaries.

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidating Balance Sheet
March 31, 2015

	Genesis Energy, L.P. (Parent and Co-Issuer)	Genesis Energy Finance Corporation (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Genesis Energy, L.P. Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$9	$—	$8,774	$2,355	$—	$11,138
Other current assets	1,465,246	—	285,832	46,972	(1,501,248)	296,802
Total current assets	1,465,255	—	294,606	49,327	(1,501,248)	307,940
Fixed assets, at cost	—	—	1,941,764	75,475	—	2,017,239
Less: Accumulated depreciation	—	—	(269,565)	(17,512)	—	(287,077)
Net fixed assets	—	—	1,672,199	57,963	—	1,730,162
Goodwill	—	—	325,046	—	—	325,046
Other assets, net	27,140	—	269,385	145,184	(152,864)	288,845
Equity investees	—	—	620,147	—	—	620,147
Investments in subsidiaries	1,417,120	—	98,469	—	(1,515,589)	—
Total assets	$2,909,515	$—	$3,279,852	$252,474	$(3,169,701)	$3,272,140
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$17,635	$—	$1,823,745	$2,604	$(1,501,413)	$342,571
Senior secured credit facility	648,400	—	—	—	—	648,400
Senior unsecured notes	1,050,604	—	—	—	—	1,050,604
Deferred tax liabilities	—	—	19,363	—	—	19,363
Other liabilities	—	—	18,326	152,695	(152,695)	18,326
Total liabilities	1,716,639	—	1,861,434	155,299	(1,654,108)	2,079,264
Partners’ capital	1,192,876	—	1,418,418	97,175	(1,515,593)	1,192,876
Total liabilities and partners’ capital	$2,909,515	$—	$3,279,852	$252,474	$(3,169,701)	$3,272,140

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidating Balance Sheet
December 31, 2014

	Genesis Energy, L.P. (Parent and Co-Issuer)	Genesis Energy Finance Corporation (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Genesis Energy, L.P. Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$9	$—	$8,310	$1,143	$—	$9,462
Other current assets	1,378,573	—	333,385	46,215	(1,412,269)	345,904
Total current assets	1,378,582	—	341,695	47,358	(1,412,269)	355,366
Fixed assets, at cost	—	—	1,823,556	75,502	—	1,899,058
Less: Accumulated depreciation	—	—	(251,171)	(16,886)	—	(268,057)
Net fixed assets	—	—	1,572,385	58,616	—	1,631,001
Goodwill	—	—	325,046	—	—	325,046
Other assets, net	28,421	—	269,252	146,700	(154,192)	290,181
Equity investees	—	—	628,780	—	—	628,780
Investments in subsidiaries	1,434,255	—	97,195	—	(1,531,450)	—
Total assets	$2,841,258	$—	$3,234,353	$252,674	$(3,097,911)	$3,230,374
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$11,016	$—	$1,761,856	$2,705	$(1,412,432)	$363,145
Senior secured credit facility	550,400	—	—	—	—	550,400
Senior unsecured notes	1,050,639	—	—	—	—	1,050,639
Deferred tax liabilities	—	—	18,754	—	—	18,754
Other liabilities	—	—	18,233	154,021	(154,021)	18,233
Total liabilities	1,612,055	—	1,798,843	156,726	(1,566,453)	2,001,171
Partners’ capital	1,229,203	—	1,435,510	95,948	(1,531,458)	1,229,203
Total liabilities and partners’ capital	$2,841,258	$—	$3,234,353	$252,674	$(3,097,911)	$3,230,374

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidating Statement of Operations
Three Months Ended March 31, 2015

	Genesis Energy, L.P. (Parent and Co-Issuer)	Genesis Energy Finance Corporation (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Genesis Energy, L.P. Consolidated
REVENUES:
Pipeline transportation services	$—	$—	$13,611	$6,247	$—	$19,858
Refinery services	—	—	45,319	2,112	(1,307)	46,124
Marine transportation	—	—	57,371	—	—	57,371
Supply and logistics	—	—	403,504	—	—	403,504
Total revenues	—	—	519,805	8,359	(1,307)	526,857
COSTS AND EXPENSES:
Supply and logistics costs	—	—	396,157	—	—	396,157
Marine transportation costs	—	—	31,594	—	—	31,594
Refinery services operating costs	—	—	26,219	2,119	(1,311)	27,027
Pipeline transportation operating costs	—	—	6,751	163	—	6,914
General and administrative	—	—	13,221	—	—	13,221
Depreciation and amortization	—	—	26,480	645	—	27,125
Total costs and expenses	—	—	500,422	2,927	(1,311)	502,038
OPERATING INCOME	—	—	19,383	5,432	4	24,819
Equity in earnings of subsidiaries	39,407	—	1,640	—	(41,047)	—
Equity in earnings of equity investees	—	—	15,519	—	—	15,519
Interest (expense) income, net	(19,192)	—	3,814	(3,837)	—	(19,215)
Income before income taxes	20,215	—	40,356	1,595	(41,043)	21,123
Income tax expense	—	—	(911)	3	—	(908)
NET INCOME	$20,215	$—	$39,445	$1,598	$(41,043)	$20,215

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidating Statement of Operations
Three Months Ended March 31, 2014

	Genesis Energy, L.P. (Parent and Co-Issuer)	Genesis Energy Finance Corporation (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Genesis Energy, L.P. Consolidated
REVENUES:
Pipeline transportation services	$—	$—	$14,535	$6,385	$—	$20,920
Refinery services	—	—	51,730	6,074	(3,611)	54,193
Marine transportation	—	—	56,293	—	—	56,293
Supply and logistics	—	—	888,313	—	—	888,313
Total revenues	—	—	1,010,871	12,459	(3,611)	1,019,719
COSTS AND EXPENSES:
Supply and logistics costs	—	—	876,580	—	—	876,580
Marine transportation costs	—	—	35,774	—	—	35,774
Refinery services operating costs	—	—	31,591	5,846	(4,242)	33,195
Pipeline transportation operating costs	—	—	7,236	242	—	7,478
General and administrative	—	—	12,010	—	—	12,010
Depreciation and amortization	—	—	18,660	620	—	19,280
Total costs and expenses	—	—	981,851	6,708	(4,242)	984,317
OPERATING INCOME	—	—	29,020	5,751	631	35,402
Equity in earnings of subsidiaries	42,579	—	1,776	—	(44,355)	—
Equity in earnings of equity investees	—	—	7,818	—	—	7,818
Interest (expense) income, net	(12,804)	—	3,966	(3,966)	—	(12,804)
Income before income taxes	29,775	—	42,580	1,785	(43,724)	30,416
Income tax benefit (expense)	—	—	(587)	(54)	—	(641)
NET INCOME	$29,775	$—	$41,993	$1,731	$(43,724)	$29,775

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2015

	Genesis Energy, L.P. (Parent and Co-Issuer)	Genesis Energy Finance Corporation (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Genesis Energy, L.P. Consolidated
Net cash (used in) provided by operating activities	$(52,471)	$—	$157,924	$2,530	$(45,518)	$62,465
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to acquire fixed and intangible assets	—	—	(111,504)	—	—	(111,504)
Cash distributions received from equity investees - return of investment	11,013	—	7,827	—	(11,013)	7,827
Investments in equity investees	—	—	(1,750)	—	—	(1,750)
Repayments on loan to non-guarantor subsidiary	—	—	1,329	—	(1,329)	—
Proceeds from asset sales	—	—	1,768	—	—	1,768
Other, net	—	—	29	—	—	29
Net cash provided by (used) in investing activities	11,013	—	(102,301)	—	(12,342)	(103,630)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on senior secured credit facility	226,200	—	—	—	—	226,200
Repayments on senior secured credit facility	(128,200)	—	—	—	—	(128,200)
Distributions to partners/owners	(56,542)	—	(56,542)	—	56,542	(56,542)
Other, net	—	—	1,383	(1,318)	1,318	1,383
Net cash provided by (used in) financing activities	41,458	—	(55,159)	(1,318)	57,860	42,841
Net (decrease) increase in cash and cash equivalents	—	—	464	1,212	—	1,676
Cash and cash equivalents at beginning of period	9	—	8,310	1,143	—	9,462
Cash and cash equivalents at end of period	$9	$—	$8,774	$2,355	$—	$11,138

GENESIS ENERGY, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 Unaudited Condensed Consolidating Statement of Cash Flows
Three Months Ended March 31, 2014

	Genesis Energy, L.P. (Parent and Co-Issuer)	Genesis Energy Finance Corporation (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Genesis Energy, L.P. Consolidated
Net cash (used in) provided by operating activities	$(27,470)	$—	$162,514	$1,265	$(30,221)	$106,088
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to acquire fixed and intangible assets	—	—	(104,254)	—	—	(104,254)
Cash distributions received from equity investees - return of investment	17,222	—	2,636	—	(17,222)	2,636
Investments in equity investees	—	—	(10,709)	—	—	(10,709)
Repayments on loan to non-guarantor subsidiary	—	—	1,201	—	(1,201)	—
Proceeds from asset sales	—	—	72	—	—	72
Other, net	—	—	(1,270)	—	—	(1,270)
Net cash used in investing activities	17,222	—	(112,324)	—	(18,423)	(113,525)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on senior secured credit facility	249,900	—	—	—	—	249,900
Repayments on senior secured credit facility	(192,200)	—	—	—	—	(192,200)
Distributions to partners/owners	(47,453)	—	(47,453)	—	47,453	(47,453)
Other, net	—	—	—	(1,191)	1,191	—
Net cash provided by (used in) financing activities	10,247	—	(47,453)	(1,191)	48,644	10,247
Net (decrease) increase in cash and cash equivalents	(1)	—	2,737	74	—	2,810
Cash and cash equivalents at beginning of period	20	—	8,049	797	—	8,866
Cash and cash equivalents at end of period	$19	$—	$10,786	$871	$—	$11,676